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Exhibit (a)(1)(A)

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

THIS EXCHANGE OFFER AND YOUR WITHDRAWAL RIGHTS WILL COMMENCE ON NOVEMBER 26, 2008, AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 26, 2008 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

        United Therapeutics Corporation, a Delaware corporation (referred to in this Offer to Exchange as "United Therapeutics," "we," "us" or "our"), is offering to our current employees, officers, directors and Scientific Advisory Board members the opportunity to exchange each of their outstanding options to purchase shares of United Therapeutics' common stock previously granted under the United Therapeutics Corporation Amended and Restated Equity Incentive Plan (as amended effective as of September 24, 2004) (referred to in this Offer to Exchange as the "Equity Incentive Plan") that has an exercise price per share greater than $65.00 (referred to in this Offer to Exchange as "Eligible Options") on a one-for-one basis for a new option to purchase shares of United Therapeutics' common stock (referred to in this Offer to Exchange as "New Options"). Each New Option will be issued under our Equity Incentive Plan, and will have an exercise price per share equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the Expiration Date. No stock option will be deemed to be an Eligible Option (and no such option will be exchanged pursuant to this exchange offer) if it has an exercise price at or below the closing price of our common stock as reported on the NASDAQ Global Select Market on the Expiration Date. Each New Option will be subject to the vesting provisions described in this Offer to Exchange.

        We have issued stock options under our Equity Incentive Plan as a means of promoting the success and enhancing the value of United Therapeutics by linking the personal interests of our employees, officers, directors and Scientific Advisory Board members to those of our stockholders and by providing them with an incentive for outstanding performance. However, the Compensation Committee of our Board of Directors has determined that many of our employees, officers, directors and Scientific Advisory Board members have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our common stock. These options are commonly referred to as being "underwater." We believe that, due to current market conditions, which may last for an extended period of time, these stock options have little or no value as an incentive to retain and motivate our employees, officers, directors and Scientific Advisory Board members.

        This exchange offer is intended to address this situation by providing our employees, officers, directors and Scientific Advisory Board members with an opportunity to exchange Eligible Options for New Options granted under our Equity Incentive Plan. By making this exchange offer, we intend to provide our employees, officers, directors and Scientific Advisory Board members with options that may have a greater potential to increase in value over time, thereby creating greater long-term incentives for them to remain with United Therapeutics and contribute to the attainment of our business and financial objectives, which we also believe will benefit our stockholders.

        If you participate in this exchange offer, you will receive one New Option under our Equity Incentive Plan for every Eligible Option you surrender for cancellation and exchange. We intend to grant New Options to Eligible Optionholders (as defined below) on the same day we cancel the Eligible Options tendered pursuant to this exchange offer, which we expect to be December 26, 2008 (such date of grant is referred to in this Offer to Exchange as the "New Option Grant Date").

        This exchange offer is not conditioned upon a minimum number of outstanding options being submitted for exchange or a minimum number of Eligible Optionholders participating. If you choose not to tender your outstanding Eligible Options, you will continue to hold your Eligible Options on the same terms under which they were originally granted.

        Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol "UTHR." On November 25, 2008, the last reported sale price per share of our common stock, as reported on the NASDAQ Global Select Market, was $54.13 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices and we cannot predict what the closing sale price of our common stock will be on the Expiration Date.

Eligible Optionholders

        As used in this Offer to Exchange, "Eligible Optionholders" means any person who (a) is an employee, officer or director of United Therapeutics or our subsidiaries, or a member of the Scientific Advisory Boards of United Therapeutics or our subsidiary, Lung Rx, Inc. (which we refer to as our "Scientific Advisory Boards"), on the date this exchange offer commences, (b) holds one or more Eligible Options and (c) continues to be an employee, officer, director or Scientific Advisory Board member, and has not submitted or received a notice of resignation or termination, as of the Expiration Date.

Eligible Options

        An "Eligible Option" is any stock option for the purchase of shares of United Therapeutics' common stock granted pursuant to our Equity Incentive Plan, whether vested or unvested, with an exercise price per share greater than $65.00 that is outstanding as of the Expiration Date. However, no stock option will be deemed to be an Eligible Option (and no such option will be exchanged pursuant to this exchange offer) if it has an exercise price at or below the closing price of our common stock as reported on the NASDAQ Global Select Market on the Expiration Date. Stock options granted outside our Equity Incentive Plan are not Eligible Options.

Offering Period

        The offering period for this exchange offer will commence on November 26, 2008, and expire at 5:00 p.m., New York City time, on the Expiration Date.

Expiration Date

        We expect that the Expiration Date will be December 26, 2008, at 5:00 p.m., New York City time. We may extend the Expiration Date at our discretion. If we extend the offer, the term "Expiration Date" will refer to the time and date at which the extended offer expires.

Cancellation Date

        The "Cancellation Date" is the date when Eligible Options tendered to United Therapeutics will be cancelled after being accepted by us pursuant to this Offer to Exchange. We expect that the Cancellation Date will be the same date as the Expiration Date and the New Option Grant Date.

New Option Grant

        Each grant of a New Option pursuant to this exchange offer will be exercisable for the same number of shares as the Eligible Option for which such New Option was exchanged. Each New Option will be granted under our Equity Incentive Plan. The New Options will differ from Eligible Options as follows:

  •
  the exercise price per share for each New Option will be equal to the last reported sale price per share of United Therapeutics' common stock, as reported on the NASDAQ Global Select Market, on the Expiration Date;

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  each New Option corresponding to an Eligible Option that was vested and exercisable on or prior to the Expiration Date will not be vested and will be subject to a new one-year vesting schedule, such that it will vest and become exercisable on the one-year anniversary of the New Option Grant Date. In contrast, each New Option corresponding to an Eligible Option that was unvested on the Expiration Date will continue to vest pursuant to the original terms of the Eligible Option for which it was exchanged; and

  •
  each New Option will be a nonqualified stock option for U.S. tax purposes, even if the Eligible Option for which it is exchanged was originally granted as an incentive stock option. Similar tax effects may occur in other countries in which Eligible Optionholders reside.

In all other respects, New Options will be identical to the Eligible Options for which they are exchanged, including their expiration date. For example, if an Eligible Option originally set to expire on December 31, 2010, is exchanged for a New Option pursuant to this exchange offer, then the corresponding New Option will also expire on December 31, 2010.

        For further details regarding the tax consequences of this exchange offer, see the section entitled "This Exchange Offer—Material United States Tax Consequences". If you reside outside of the United States, also see the relevant Schedule attached to this Offer to Exchange for your country of residence.

New Option Grant Date

        We expect the New Option Grant Date will be December 26, 2008. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.

New Options

        New Options will be subject to the terms of our Equity Incentive Plan and a new stock option grant notice. Other than as described above under "—New Option Grant," the terms of your New Options will be the same as the terms of the Eligible Options for which they are exchanged.

Vesting Schedule

        Each New Option corresponding to an Eligible Option that was vested and exercisable on or prior to the Expiration Date will not be vested and will be subject to a new one-year vesting schedule, such that it will vest and become exercisable on the one-year anniversary of the New Option Grant Date. Each New Option corresponding to an Eligible Option that was unvested on the Expiration Date will continue to vest pursuant to the original terms of the Eligible Option for which it was exchanged.

        See the section entitled "Risk Factors—Risks Related to This Exchange Offer" beginning on page 9 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

        You should direct questions about this exchange offer or requests for assistance (including requests for additional copies of this Offer to Exchange, the Election Form or other documents relating to this exchange offer) by hand delivery, interoffice mail, mail or courier service to United Therapeutics

Corporation, Attn: Alyssa Friedrich, 1110 Spring Street, Silver Spring, Maryland 20910, by facsimile to Alyssa Friedrich at (301) 608-2643, or by phone or e-mail to any of the following:

  Alyssa Friedrich at (240) 821-1730 or afriedrich@unither.com
  Jami Etter at (240) 821-1728 or jetter@unither.com
  Danielle Tilford at (240) 821-1791 or dtilford@unither.com
  Claire Moore at (321) 676-0010, ext. 1040 or cmoore@unither.com
  Holly Aimone at (919) 485-8350, ext. 1215 or haimone @unither.com
  Gill Salmon +44 1483 207780, ext. 1215 or gsalmon@unither.com

        If you wish to tender your Eligible Options for exchange, you must complete and sign the accompanying Election Form and deliver it to us so that we receive it before 5:00 p.m., New York City time, on December 26, 2008 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier:	By Facsimile:
United Therapeutics Corporation Attention: Alyssa Friedrich 1110 Spring Street Silver Spring, MD 20910	Attention: Alyssa Friedrich United Therapeutics Corporation Facsimile: (301) 608-2643
By Hand or Interoffice Mail:	By E-mail:
Attention: Alyssa Friedrich	afriedrich@unither.com

        You do not need to return your stock option agreements for your Eligible Options to effectively elect to participate in this exchange offer.

        Neither United Therapeutics nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your Eligible Options in the exchange offer. You must make your own decision whether to tender your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this exchange offer.

        THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        NEITHER THE COMPANY'S EQUITY INCENTIVE PLAN NOR THIS OFFER TO EXCHANGE HAVE BEEN SUBMITTED, AND THEY WILL NOT BE SUBMITTED, TO THE CLEARANCE PROCEDURES OF THE AUTORITÉ DES MARCHÉS FINANCIERS IN FRANCE.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

The date of this Offer to Exchange is November 26, 2008.

        A summary of the principal terms of this exchange offer appears on pages 1 through 8. You should read this entire document carefully before deciding whether to tender Eligible Options in the exchange offer.

v

SUMMARY TERM SHEET

        United Therapeutics is offering to exchange each Eligible Option held by an Eligible Optionholder for a New Option issued under our Equity Incentive Plan. This summary term sheet highlights important and material information contained in this Offer to Exchange but is intended to be an overview only. To fully understand the offer described in this document, and for a more complete description of the terms of the exchange offer, you should read carefully this entire Offer to Exchange, the schedules to this Offer to Exchange, the documents incorporated by reference or otherwise referred to herein and the Election Form provided with this Offer to Exchange. Section and heading references are included to direct you to a more complete description of the topics contained in this summary term sheet. Unless the context requires otherwise or unless otherwise noted, all references in this Offer to Exchange to "United Therapeutics" and to "we," "us," or "our" are to United Therapeutics Corporation and its subsidiaries.

Why are we making this exchange offer?

        We have issued stock options under our Equity Incentive Plan as a means of promoting the success and enhancing the value of United Therapeutics by linking the personal interests of our employees, officers, directors and Scientific Advisory Board members to those of our stockholders and by providing them with an incentive for outstanding performance. However, the Compensation Committee of our Board of Directors has determined that many of our employees, officers, directors and Scientific Advisory Board members have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our common stock. These options are commonly referred to as being "underwater." We believe that, due to current market conditions, which may last for an extended period of time, these stock options have little or no value as an incentive to retain and motivate our employees, officers, directors and Scientific Advisory Board members.

        This exchange offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options granted under our Equity Incentive Plan. By making this exchange offer, we intend to provide Eligible Optionholders with options that may have a greater potential to increase in value over time, thereby creating greater long-term incentives for Eligible Optionholders to remain with United Therapeutics and contribute to the attainment of our business and financial objectives, which we also believe will benefit our stockholders. See the section entitled "This Exchange Offer—Purpose of This Exchange Offer" for more information.

What securities are we offering to exchange?

        An Eligible Option is any stock option granted under our Equity Incentive Plan, whether vested or unvested, with an exercise price greater than $65.00 per share, which is outstanding on the Expiration Date. Outstanding stock options with exercise prices less than or equal to $65.00 per share are not eligible to participate in this exchange offer. No stock option will be deemed to be an Eligible Option (and no such option will be exchanged pursuant to this exchange offer) if it has an exercise price at or below the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the Expiration Date. Stock options granted outside our Equity Incentive Plan are not Eligible Options. We are making this exchange offer upon the terms and conditions set forth in this Offer to Exchange and in the accompanying Election Form. See the section entitled "This Exchange Offer—Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer" for more information.

Will my underwater Share Tracking Awards be repriced as part of the exchange offer?

        No, they will not. Share Tracking Awards granted pursuant to the United Therapeutics Corporation Share Tracking Awards Plan (the "STAP") have already been repriced. Under the terms of the STAP, the Compensation Committee has the discretion to amend the terms of outstanding Share Tracking Awards, so long as any such amendment does not, without the consent of the holder of a Share Tracking Award, materially adversely affect the rights of the holder of such Share Tracking Award. The Compensation Committee exercised this authority on November 24, 2008 by adjusting the exercise price of all outstanding Share Tracking Awards (all of which had an exercise price in excess of $65.00 per share), to $50.63 per share, representing the last reported sale price per share of United Therapeutics' common stock as reported on the NASDAQ Global Select Market on November 24, 2008. The Compensation Committee amended the exercise price of the outstanding Share Tracking Awards for the same reasons we are conducting this exchange offer.

Who is eligible to participate in the exchange offer?

        An Eligible Optionholder is any person who:

  •
  is an employee, officer, director or Scientific Advisory Board member of United Therapeutics, on the date this exchange offer commences;

  •
  holds one or more Eligible Options; and

  •
  continues to be an employee, officer, director or Scientific Advisory Board member of United Therapeutics and has not submitted or received a notice of resignation or termination, as of the Expiration Date.

        See the section entitled "This Exchange Offer—Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer" for more information.

Are there any differences between New Options and Eligible Options?

        Yes. Each New Option will be exercisable for the same number of shares as the Eligible Option surrendered for such New Option. Each New Option will be granted under our Equity Incentive Plan. However, each New Option will differ from Eligible Options as follows:

  •
  the exercise price per share for each New Option will be equal to the last reported sale price per share of United Therapeutics' common stock as reported on the NASDAQ Global Select Market on the Expiration Date;

  •
  each New Option corresponding to an Eligible Option that was vested and exercisable on or prior to the Expiration Date will not be vested. It will be subject to a new one-year vesting schedule, such that it will vest and become exercisable on the one-year anniversary of the New Option Grant Date. In contrast, each New Option corresponding to an Eligible Option that was unvested on the Expiration Date will continue to vest pursuant to the original terms of the Eligible Option for which it was exchanged; and

  •
  each New Option will be a nonqualified stock option for U.S. tax purposes, even if the Eligible Option for which it is exchanged was originally granted as an incentive stock option. Similar tax effects may occur in other countries in which Eligible Optionholders reside.

In all other respects, New Options will be identical to the Eligible Options for which they are exchanged, including their expiration date. For example, if an Eligible Option originally set to expire on December 31, 2010, is exchanged for a New Option pursuant to this exchange offer, then the corresponding New Option will also expire on December 31, 2010. If you participate in this exchange offer, any Eligible Options tendered by you that were incentive stock options, if accepted, will be exchanged for New Options that will be nonqualified stock options.

        See the sections entitled "This Exchange Offer—Source and Amount of Consideration; Terms of New Options" and "This Exchange Offer—Material United States Tax Consequences" for more information. If you reside in a country other than the United States for tax purposes, please be sure to read the section entitled "This Exchange Offer—Material Non-U.S. Tax Consequences" and the relevant Schedule attached to this Offer to Exchange that discusses the tax consequences in your country of residence of participating in this exchange offer.

What are the conditions of this exchange offer?

        The completion of this exchange offer is not conditioned upon a minimum number of Eligible Options being tendered. The completion of this exchange offer is subject to the customary conditions described in the section entitled "This Exchange Offer—Conditions of This Exchange Offer."

What will be the exercise price per share of the New Options?

        The exercise price per share of the New Options will be equal to the last reported sale price per share of United Therapeutics' common stock as reported on the NASDAQ Global Select Market on the Expiration Date.

        We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options. See the section entitled "This Exchange Offer—Price Range of Our Common Stock" for information concerning historical prices of our common stock.

Will the New Options be vested?

        No, they will not. Each New Option corresponding to an Eligible Option that was vested and exercisable on or prior to the Expiration Date will not be vested. It will be subject to a new one-year vesting schedule, such that it will vest and become exercisable on the one-year anniversary of the New Option Grant Date. Each New Option corresponding to an Eligible Option that was unvested on the Expiration Date will continue to vest pursuant to the original terms of the Eligible Option for which it was exchanged.

Will my New Options be incentive stock options or nonqualified stock options?

        Each New Option will be a nonqualified stock option for U.S. tax purposes, even if the Eligible Option for which it is exchanged was originally granted as an incentive stock option. Similar tax effects may occur in other countries in which Eligible Optionholders reside. Eligible Options surrendered may be either incentive stock options or nonqualified stock options. If you participate in the exchange offer, any Eligible Options tendered by you that were incentive stock options, if accepted, will be exchanged for New Options that will be nonqualified stock options. See the section entitled "This Exchange Offer—Material United States Tax Consequences" for more information about incentive stock options and nonqualified stock options. If you reside in a country other than the United States for tax purposes, please be sure to read the section entitled "This Exchange Offer—Material Non-U.S. Tax Consequences" and the relevant Schedule attached to this Offer to Exchange that discusses the tax consequences in your country of residence of participating in this exchange offer.

How many shares will my New Option be exercisable for?

        The exchange rate for this offer is one-for-one. In other words, if you validly tender an Eligible Option, and such Eligible Option is accepted and cancelled, you will receive a New Option to acquire the same number of shares of United Therapeutics' common stock that were underlying your Eligible Option at the time of the exchange. For example, if you are an Eligible Optionholder and you elect to exchange an Eligible Option to purchase 1,000 shares of United Therapeutics' common stock, you will receive a New Option to purchase 1,000 shares of United Therapeutics' common stock.

When will my New Options expire?

        Each New Option will expire at the time that the corresponding Eligible Option was set to expire in accordance with its original terms. If you cease to be an employee, officer, director or Scientific Advisory Board member of United Therapeutics, your New Options will expire earlier as described in the original award agreement, notice of grant or other similar document relating to the Eligible Options for which the New Options are exchanged.

Must I participate in this exchange offer?

        No, you are not required to participate in this exchange offer. Your participation in this exchange offer is completely voluntary. If you choose not to participate, you will keep any Eligible Options, you will not receive any New Options under the exchange offer, and no changes will be made to the terms of your Eligible Options as a result of this exchange offer.

How should I decide whether or not to exchange my Eligible Options for New Options?

        We are providing information to assist you in making your own decision. However, we are not making any recommendations as to whether you should or should not participate in the exchange offer. You should seek counsel from your own lawyer, accountant or financial advisor for assistance in making this decision. No one from United Therapeutics is, or will be, authorized to provide you with advice in this regard. Please also review the "Risk Factors" that appear after this Summary Term Sheet.

How do I find out how many Eligible Options I have and what their exercise prices are?

        You may review your individual stock option information, including all of your stock option grants to date and the status of each stock option, online by following these instructions:

  •
  Log on to: https://www-us.computershare.com/Employee/Login/SelectCompany.aspx?b hjs=1&fla=1
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  Enter our company code: uthr
  •
  Enter your Login ID
  •
  Enter your PIN (if you have forgotten your PIN, you must call Computershare at (866) 867-3125 or (732) 512-3172 to have it reset)
  •
  Once you have logged in, your portfolio summary will be on the screen. To view each grant you will need to click on the word "details"

        You can also confirm at any time the number of Eligible Options that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by contacting Alyssa Friedrich in writing by hand delivery, interoffice mail, mail or courier service at United Therapeutics Corporation, 1110 Spring Street, Silver Spring, Maryland 20910, by facsimile at (301) 608-2643, or by contacting any of the following by phone or e-mail:

  Alyssa Friedrich at (240) 821-1730 or afriedrich@unither.com
  Jami Etter at (240) 821-1728 or jetter@unither.com
  Danielle Tilford at (240) 821-1791 or dtilford@unither.com
  Claire Moore at (321) 676-0010, ext. 1040 or cmoore@unither.com
  Holly Aimone at (919) 485-8350, ext. 1215 or haimone @unither.com
  Gill Salmon +44 1483 207780, ext. 1215 or gsalmon@unither.com

Can I exchange stock options that I have already exercised?

        No. This exchange offer applies only to outstanding Eligible Options. A stock option that has been fully exercised is not an Eligible Option.

Can I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?

        Yes. If you previously exercised an Eligible Option grant in part, the remaining unexercised portion of the Eligible Option grant could be exchanged under this exchange offer.

Can I exchange a portion of my Eligible Options?

        Yes. You may pick and choose which of your Eligible Options you wish to exchange.

What if I am on an authorized leave of absence during this exchange offer or on the Expiration Date or the New Option Grant Date?

        Any Eligible Optionholders who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your Eligible Options while you are on an authorized leave of absence before the Expiration Date, you will be entitled to receive New Options on the New Option Grant Date as long as the eligibility requirements are still met.

What if my employment or service with United Therapeutics ends before the Expiration Date?

        If you have tendered Eligible Options under this exchange offer and you cease to be an employee, officer, director or Scientific Advisory Board member of United Therapeutics for any reason, or if you receive or submit a notice of resignation or termination, on or before the Expiration Date, you will no longer be eligible to participate in the exchange offer, and we will not accept your Eligible Options for exchange. In that case, you may exercise your existing stock options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

        Nothing in this exchange offer should be construed to confer upon you the right to remain an employee, officer, director or Scientific Advisory Board member of United Therapeutics. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the New Option Grant Date or thereafter.

What if the stock price increases before the Expiration Date, so that my stock options are no longer underwater?

        No stock option will be deemed to be an Eligible Option (and no such option will be exchanged pursuant to this exchange offer) if it has an exercise price at or below the closing price of our common stock as reported on the NASDAQ Global Select Market on the Expiration Date. As a result, any stock options that are considered Eligible Options when the exchange offer commences, but are no longer "underwater" as of the Expiration Date, will not be exchanged, even if they have been tendered pursuant to the exchange offer.

If I participate in this exchange offer, when will I receive the New Options?

        We expect the New Option Grant Date to be the same as the Expiration Date, or December 26, 2008. We will issue stock option grant notices promptly following the New Option Grant Date.

Will I owe taxes if I exchange my Eligible Options in this exchange offer?

        The exchange of Eligible Options for New Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon either the cancellation of the Eligible Options or the grant of the New Options. However, you should consult your own tax advisor to determine the tax consequences of participating in this exchange offer. See the section entitled "This Exchange Offer—Material United States Tax Consequences" for more information. The tax consequences for participating non-U.S. residents may differ from those for U.S. residents. Please be sure to read the section entitled "This Exchange Offer—Material Non-U.S. Tax Consequences" and the relevant Schedule attached to this Offer to Exchange for your country of residence, which discusses the tax consequences of participating in this exchange offer.

        We advise all Eligible Optionholders who may be considering exchanging their Eligible Options to meet with their own tax advisors with respect to local, state, federal and foreign tax consequences of participating in this exchange offer.

What happens if, after the New Option Grant Date, my New Options end up being "underwater"?

        The exchange offer is a one-time opportunity and we do not have plans to make another exchange offer in the future. Your New Options will be valid until the original expiration date of the corresponding Eligible Options for which they were exchanged, subject to your continued employment or service with United Therapeutics. We can provide no assurance as to the price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange "underwater" options for replacement options in the future.

What happens to my Eligible Options if I elect not to participate in this exchange offer or if they are not accepted for exchange in this exchange offer?

        This exchange offer will have no effect on your Eligible Options if you elect not to participate in this exchange offer or if your Eligible Options are not accepted for exchange in this exchange offer.

If I tender my Eligible Options in this exchange offer, am I giving up my rights to them?

        Yes. Once we accept your tendered Eligible Options for exchange, your Eligible Options will be cancelled on the Cancellation Date and you will no longer have any rights to them.

How long do I have to decide whether to participate in this exchange offer?

        This exchange offer expires at 5:00 p.m., New York City time, on December 26, 2008. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of this exchange offer at any time. If we extend this exchange offer, we will announce the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. See the section entitled "This Exchange Offer—Extension of Exchange Offer; Termination; Amendment" for more information.

How do I tender my Eligible Options for exchange?

        If you are an Eligible Optionholder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before this exchange offer expires.

        To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Alyssa Friedrich, by hand delivery or interoffice mail, by facsimile to (301) 608-2643, by mail or courier to United Therapeutics Corporation, Attention: Alyssa Friedrich, 1110 Spring Street, Silver Spring, Maryland 20910, or by e-mail to afriedrich@unither.com. Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., New York City time, on the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

        We will only accept delivery of the signed Election Form by hand delivery or interoffice mail, by facsimile, by mail or courier, or by e-mail. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to Alyssa Friedrich. You must allow for delivery time based on the method of delivery that you choose so as to ensure that we receive your Election Form on time. We reserve the right to reject any or all tenders of Eligible Options (in whole or in part) that we determine in our sole discretion are not in appropriate form or would be unlawful to accept or contrary to the terms of the Equity Incentive Plan. See the section entitled "This Exchange Offer—Procedures For Tendering Eligible Options" for more information. Subject to our rights to extend, amend, withdraw and terminate this exchange offer, we expect to accept all properly tendered Eligible Options no later than the Expiration Date.

When and how can I withdraw previously tendered Eligible Options?

        You may withdraw some or all of your tendered Eligible Options at any time before 5:00 p.m., New York City time, on December 26, 2008. If we extend the exchange offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date. To withdraw previously tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal while you still have the right to withdraw your Eligible Options. If you miss this deadline, but remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this exchange offer. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender, as indicated above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose so as to ensure that we receive your Notice of Withdrawal on time.

        Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering your Eligible Options in this exchange offer as discussed above. See the section entitled "This Exchange Offer—Withdrawal Rights" for more information.

        In addition, you may withdraw your tendered Eligible Options if we have not accepted your tendered Eligible Options for exchange within forty (40) business days after the commencement of this exchange offer.

How will I know whether you have received my Election Form or my Notice of Withdrawal?

        We will send you an e-mail or other form of confirmatory communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to 5:00 p.m., New York City time, on the Expiration Date.

What will happen if I do not return my Election Form by the deadline?

        If we do not receive your Election Form by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender your Eligible Options for exchange in this exchange offer, you do not need to do anything.

What if I do not wish to participate in this exchange offer?

        If you prefer not to tender your Eligible Options for exchange in this exchange offer, you do not need to do anything.

What if I have any questions regarding this exchange offer or I need additional copies of this Offer to Exchange or any documents attached hereto or referred to herein?

        You should direct questions about this exchange offer (including requests for additional copies of this Offer to Exchange and other exchange offer documents) to our human resources staff by hand delivery, interoffice mail, mail or courier service to United Therapeutics Corporation, Attn: Alyssa Friedrich, 1110 Spring Street, Silver Spring, Maryland 20910, by facsimile to Alyssa Friedrich at (301) 608-2643, or by phone or e-mail to any of the following:

  Alyssa Friedrich at (240) 821-1730 or afriedrich@unither.com
  Jami Etter at (240) 821-1728 or jetter@unither.com
  Danielle Tilford at (240) 821-1791 or dtilford@unither.com
  Claire Moore at (321) 676-0010, ext. 1040 or cmoore@unither.com
  Holly Aimone at (919) 485-8350, ext. 1215 or haimone @unither.com
  Gill Salmon +44 1483 207780, ext. 1215 or gsalmon@unither.com

RISK FACTORS

        Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Offer to Exchange.

Risks Related to This Exchange Offer

Vested Eligible Options that are exchanged for unvested New Options will be subject to forfeiture in the event your employment or service with United Therapeutics terminates

        If you elect to participate in this exchange offer, each New Option corresponding to an Eligible Option that was vested and exercisable on or prior to the Expiration Date will not be vested, and will be subject to a new one-year vesting schedule, such that it will vest and become exercisable on the one-year anniversary of the New Option Grant Date, as long as you continue to be an employee, officer, director or Scientific Advisory Board member of United Therapeutics. If you cease to be an employee, officer, director or Scientific Advisory Board member of United Therapeutics, the unvested portion of each New Option will be treated in accordance with the terms of the Eligible Option for which it was exchanged, which may include a cessation of vesting and cancellation of any unvested portion of your New Option. Accordingly, if you exchange Eligible Options for New Options and your employment or service with United Therapeutics ceases before the New Options fully vest, unvested portions of your New Options may be subject to forfeiture.

New Options will not qualify as incentive stock options, and may otherwise result in negative tax consequences

        Each New Option will be a nonqualified stock option for U.S. tax purposes, even if the Eligible Option for which it is exchanged was originally granted as an incentive stock option. Similar tax effects may occur in other countries in which Eligible Optionholders reside. As a result, if you participate in the exchange offer, any Eligible Options tendered by you that were incentive stock options, if accepted, will be exchanged for New Options that will be nonqualified stock options. See the section entitled "This Exchange Offer—Material United States Tax Consequences" for more information about the differences between incentive stock options and nonqualified stock options. If you reside in a country other than the United States for tax purposes, please be sure to read the section entitled "This Exchange Offer—Material Non-U.S. Tax Consequences" and the relevant Schedule attached to this Offer to Exchange that discusses the tax consequences in your country of residence of participating in this exchange offer.

        We advise all Eligible Optionholders who are considering exchanging their Eligible Options to meet with their own tax advisors with respect to the local, state, federal and foreign tax consequences of participating in this exchange offer. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

        You should carefully review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as supplemented by our Quarterly Report on Form 10-Q for the period ended September 30, 2008, the other information provided in this Offer to Exchange, and the other materials that we have filed with the SEC before deciding whether to tender your Eligible Options. We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See the section entitled "This Exchange Offer—

Additional Information" for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

THIS EXCHANGE OFFER

Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer

        We are making an offer to Eligible Optionholders to exchange, for New Options, their Eligible Options that are properly tendered in accordance with the section entitled "—Procedures For Tendering Eligible Options" and not validly withdrawn pursuant to the section entitled "—Withdrawal Rights" before 5:00 p.m., New York City time, on the Expiration Date. The New Options will have an exercise price per share equal to the last reported sale price per share of our common stock as reported on the NASDAQ Global Select Market on the Expiration Date.

  Eligible Optionholders

        An Eligible Optionholder is any employee, officer, director or Scientific Advisory Board member of United Therapeutics on the date this exchange offer commences who holds one or more Eligible Options and who continues to be an employee, officer, director or Scientific Advisory Board member of United Therapeutics, and has not submitted or received a notice of resignation or termination, as of the Expiration Date.

  Eligible Options

        An Eligible Option is any stock option granted under our Equity Incentive Plan, whether vested or unvested, with an exercise price greater than $65.00 per share, which is outstanding on the Expiration Date. Outstanding stock options with exercise prices less than or equal to $65.00 per share are not eligible to participate in this exchange offer. No stock option will be deemed to be an Eligible Option (and no such option will be exchanged pursuant to this exchange offer) if it has an exercise price at or below the closing price per share of our common stock the NASDAQ Global Select Market on the Expiration Date. Stock options granted outside our Equity Incentive Plan are not Eligible Options.

  Offering Period

        The offering period for this exchange offer will commence on November 26, 2008 and expire at 5:00 p.m., New York City time, on the Expiration Date.

  Expiration Date

        We expect that the Expiration Date will be December 26, 2008, at 5:00 p.m., New York City time. We may extend the Expiration Date at our discretion. If we extend the offer, the term "Expiration Date" will refer to the time and date at which the extended offer expires.

  Cancellation Date

        The date when Eligible Options tendered to United Therapeutics will be cancelled after being accepted by us pursuant to this exchange offer. We expect that the Cancellation Date will be the same date as the Expiration Date and the New Option Grant Date.

  New Option Grant

        Each grant of a New Option pursuant to this exchange offer will be exercisable for the same number of shares as the Eligible Option for which such New Option was exchanged. Each New Option will be granted under our Equity Incentive Plan. In addition, each New Option will differ from the Eligible Options as follows:

  •
  the exercise price per share for each New Option will be equal to the last reported sale price per share of United Therapeutics' common stock, as reported on the NASDAQ Global Select Market, on the Expiration Date;

  •
  each New Option corresponding to an Eligible Option that was vested and exercisable on or prior to the Expiration Date will not be vested, and will be subject to a new one-year vesting schedule, such that it will vest and become exercisable on the one-year anniversary of the New Option Grant Date. In contrast, each New Option corresponding to an Eligible Option that was unvested on the Expiration Date will continue to vest pursuant to the original terms of the Eligible Option for which it was exchanged; and

  •
  each New Option will be a nonqualified stock option for U.S. tax purposes, even if the Eligible Option for which it is exchanged was originally granted as an incentive stock option. Similar tax effects may occur in other countries in which Eligible Optionholders reside.

        In all other respects, New Options will be identical to the Eligible Options for which they are exchanged, including their expiration date. For example, if an Eligible Option originally set to expire on December 31, 2010, is exchanged for a New Option pursuant to this exchange offer, then the corresponding New Option will also expire on December 31, 2010. If you participate in this exchange offer, any Eligible Options tendered by you that were incentive stock options, if accepted, will be exchanged for New Options that will be nonqualified stock options.

        For further information about the differences between incentive stock options and nonqualified stock options, see the section entitled "—Material United States Tax Consequences" below. If you reside in a country other than the United States for tax purposes, please be sure to read the section entitled "—Material Non-U.S. Tax Consequences" and the relevant Schedule attached to this Offer to Exchange that discusses the tax consequences in your country of residence of participating in this exchange offer.

  New Option Grant Date

        We expect the New Option Grant Date will be December 26, 2008. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.

  New Options

        New stock options issued under our Equity Incentive Plan that will replace the Eligible Options tendered pursuant to this exchange offer. New Options will be subject to the terms of our Equity Incentive Plan and a new stock option grant notice by United Therapeutics.

        Each New Option will be a nonqualified stock option for U.S. tax purposes, even if the Eligible Option for which it is exchanged was originally granted as an incentive stock option. Similar tax effects may occur in other countries in which Eligible Optionholders reside. As a result, if you participate in the exchange offer, any Eligible Options tendered by you that were incentive stock options, if accepted, will be exchanged for New Options that will be nonqualified stock options.

        For further information about the differences between incentive stock options and nonqualified stock options, see the section entitled "—Material United States Tax Consequences" below. If you reside in a country other than the United States for tax purposes, please be sure to read the section entitled "—Material Non-U.S. Tax Consequences" and the relevant Schedule attached to this Offer to Exchange that discusses the tax consequences in your country of residence of participating in this exchange offer.

  Vesting Schedule

        Each New Option corresponding to an Eligible Option that was vested and exercisable on or prior to the Expiration Date will not be vested, and will be subject to a new one-year vesting schedule, such that it will vest and become exercisable on the one-year anniversary of the New Option Grant Date. In contrast, each New Option corresponding to an Eligible Option that was unvested on the Expiration Date will continue to vest pursuant to the original terms of the Eligible Option for which it was exchanged.

        WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

        NOTHING IN THIS OFFER TO EXCHANGE SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE, OFFICER, DIRECTOR OR SCIENTIFIC ADVISORY BOARD MEMBER OF UNITED THERAPEUTICS OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR THEREAFTER.

Purpose of This Exchange Offer

        We are making this exchange offer to rebalance our equity incentive program so as to provide greater long-term incentives to Eligible Optionholders to continue working to meet our goals. Stock options and instruments of a similar nature, such as our Share Tracking Awards, have been, and continue to be, an important part of our incentive compensation and retention programs. Stock options are designed to motivate and reward the efforts of our employees, officers, directors and Scientific Advisory Board members as they work toward our growth and success. By granting stock options to our employees, officers, directors and Scientific Advisory Board members, we intend to align their interests with those of our stockholders, provide incentives for them to grow long-term stockholder value, and encourage their continued employment.

        We have issued stock options under our Equity Incentive Plan as a means of promoting the success and enhancing the value of United Therapeutics by linking the personal interests of our employees, officers, directors and Scientific Advisory Board members to those of our stockholders and by providing them with an incentive for outstanding performance. However, the Compensation Committee of our Board of Directors has determined that many of our employees, officers, directors and Scientific Advisory Board members have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our common stock. These options are commonly referred to as being "underwater." We believe that, due to current market conditions, which may last for an extended period of time, these stock options have little or no value as an incentive to retain and motivate our employees, officers, directors and Scientific Advisory Board members.

        This exchange offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options granted under our Equity Incentive Plan. By making this exchange offer, we intend to provide Eligible Optionholders with options that may have a greater potential to increase in value over time, thereby creating greater incentives for Eligible Optionholders to remain with United Therapeutics and contribute to the attainment of our business and financial objectives, which we also believe will benefit our stockholders.

        We believe the exchange offer will motivate Eligible Optionholders to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current market price of our common stock, we believe that these stock options will again become important tools to help motivate and retain Eligible Optionholders and continue to align their interests with those of our stockholders.

        WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND CONSULT WITH YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Procedures For Tendering Eligible Options

        If you are an Eligible Optionholder, you may tender some or all of your Eligible Options at any time before 5:00 p.m., New York City time, on the Expiration Date. If we extend this exchange offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date. If you wish to exchange less than all of your Eligible Options, you must so indicate on the Election Form and identify the specific option grants (or portions thereof) you wish to exchange.

  Proper Tender of Eligible Options

        To validly tender your Eligible Options pursuant to this exchange offer you must remain an Eligible Optionholder and must not have received nor have given a notice of resignation or termination on or prior to the Expiration Date. You must deliver a properly completed and signed Election Form and any other documents required to be included with the Election Form to the attention of Alyssa Friedrich, by hand delivery or interoffice mail, by facsimile to (301) 608-2643, by mail or courier to United Therapeutics Corporation, Attention: Alyssa Friedrich, 1110 Spring Street, Silver Spring, Maryland 20910, or by e-mail at afriedrich@unither.com. Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who tendered the Eligible Options. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Election Form. You do not need to return your stock option agreements relating to your tendered Eligible Options. They will be automatically cancelled if we accept your Eligible Options for exchange.

        Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form by 5:00 p.m., New York City time, on the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed Election Form by hand delivery, interoffice mail, facsimile, mail, delivery or e-mail. The method of delivery is at your own choice and risk. You are responsible for making sure the Election Form is delivered to Alyssa Friedrich. You must allow for delivery time based on the method of delivery that you choose so as to ensure that we receive your Election Form on time.

        Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Noticeof Defects

        We will, in our sole discretion, determine the number of shares subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither United Therapeutics nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer. We will strictly enforce this offer period, subject only to any extension of the Expiration Date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (referred to in this Offer to Exchange as the "Exchange Act"), we reserve the right, in our sole discretion, to waive any of the conditions of this exchange offer, any defect or irregularity in any tender with respect to any particular Eligible Option, or any particular Eligible Optionholder. We reserve the right to reject any or all tenders of Eligible Options (in whole or in part) that we determine in our sole discretion are not in appropriate form or would be unlawful to accept or contrary to the terms of the Equity Incentive Plan.

  Our Acceptance Constitutes an Agreement

        Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under the section entitled "—Withdrawal Rights" and our acceptance of your tendered Eligible Options in accordance with the section entitled "—Acceptance of Eligible Options for Exchange; Issuance of New Options." Our acceptance for exchange of Eligible Options tendered by you pursuant to this exchange offer will constitute a binding agreement between United Therapeutics and you upon the terms and subject to the conditions of this exchange offer.

        Subject to the conditions to this exchange offer outlined in the section entitled "—Conditions of This Exchange Offer," we expect to accept and cancel, on or promptly following the Expiration Date, all properly tendered Eligible Options that have not been validly withdrawn. You will be receive a new stock option grant notice governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this exchange offer.

Withdrawal Rights

        If you elect to accept this exchange offer as to your Eligible Options and later change your mind, you may withdraw some or all of your tendered Eligible Options, and reject this exchange offer in whole or in part, by following the procedure described in this section.

        You may withdraw some or all of your tendered Eligible Options at any time before 5:00 p.m., New York City time, on the Expiration Date. If we extend this exchange offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date. We intend to accept and cancel properly tendered Eligible Options promptly after the scheduled Expiration Date. In addition, if we have not accepted your tendered Eligible Options for exchange within forty (40) business days after the commencement of this exchange offer, you may withdraw your tendered Eligible Options.

        To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery forms set forth in the section entitled "—Procedures For Tendering Eligible Options") a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered Eligible Options. Your Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline but remain an Eligible Optionholder, your previously tendered Eligible Options will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in the section entitled "—Procedures For Tendering Eligible Options" above. You must allow for delivery time based on the method of delivery that you choose so as to ensure that we receive your Notice of Withdrawal in time.

        Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who tendered the Eligible Options to be withdrawn. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Notice of Withdrawal.

  Withdrawal

        We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO (referred to in this Offer to Exchange as the "Schedule TO") filed with the SEC.

        You may not rescind any withdrawal, and your withdrawn Eligible Options will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those Eligible Options before 5:00 p.m., New York City time, on the Expiration Date by following the procedures described in the section entitled "—Procedures For Tendering Eligible Options" above.

        We are not, nor is any other person, obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of the Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Acceptance of Eligible Options For Exchange; Issuance of New Options

        Subject to, and conditioned upon the terms and conditions of this exchange offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn promptly after the scheduled Expiration Date. Once we have accepted Eligible Options tendered by you, your Eligible Options will be cancelled and you will no longer have any rights under your Eligible Options. We will issue New Options on the New Option Grant Date, which we expect will be the same date as the Expiration Date, or December 26, 2008. If this exchange offer is extended, then the New Option Grant Date will also be extended.

        Promptly after we cancel the Eligible Options tendered for exchange, we will issue new stock option grant notices for the New Options and send each tendering Eligible Optionholder a "confirmation letter" indicating the Eligible Options that we have accepted for exchange, the date of acceptance, and the number of shares underlying such New Options granted to each tendering Eligible Optionholder. We filed a form of this confirmation letter with the SEC as an exhibit to the Schedule TO.

        If you have tendered your Eligible Options under this exchange offer and your employment or service with United Therapeutics terminates for any reason, or if you receive or submit a notice of resignation or termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer and we will not accept your Eligible Options for cancellation. In that case, you may exercise your existing stock options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms.

Conditions of This Exchange Offer

        We will not be required to accept any Eligible Options tendered if any of the events described below occurs. We may terminate or amend this exchange offer, or postpone our acceptance and cancellation of any Eligible Options tendered for purchase, if at any time on or after November 26, 2008 and before 5:00 p.m., New York City time, on the Expiration Date:

  (a)
  there shall have been instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person,

    domestic or foreign, before any court, authority, agency or tribunal that challenges the making of this exchange offer or the acquisition of some or all of the Eligible Options tendered for purchase pursuant to this exchange offer;

  (b)
  there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this exchange offer or us, by any court or any government or governmental, regulatory or administrative agency, authority or tribunal that would:

  (i)
  make the acceptance for purchase or the purchase of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of this exchange offer; or

  (ii)
  delay or restrict our ability, or render us unable, to accept for purchase or to purchase some or all of the Eligible Options tendered for purchase;

  (c)
  there shall have occurred:

  (i)
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  (ii)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  (iii)
  the commencement or escalation of a war, armed hostilities or other international or national crisis involving the United States;

  (iv)
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States;

  (v)
  any decrease of greater than 50% of the market price of the shares of our common stock;

  (vi)
  any increase in the market price of the shares of our common stock above $65.00 per share; or

  (vii)
  in the case of any of the foregoing existing at the time of the commencement of this exchange offer, a material acceleration or worsening thereof;

  (d)
  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

  (i)
  any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 26, 2008, and excluding the acquisition of shares of our common stock by Eli Lilly and Company pursuant to the Stock Purchase Agreement, dated November 14, 2008 (the material terms of which are disclosed on our Current Report on 8-K filed with the SEC on November 17, 2008) (the "Lilly Stock Purchase Agreement");

  (ii)
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 26, 2008 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

    (iii)
    any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities, except in each case pursuant to the Lilly Stock Purchase Agreement.

        These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the exchange offer. We may waive them at any time and from time to time before the expiration of the exchange offer at our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.

Price Range of Our Common Stock

        The Eligible Options give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock is listed on the NASDAQ Global Select Market under the symbol "UTHR."

        The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the NASDAQ Global Select Market:

	High	Low
Year ended December 31, 2006:
First quarter	$71.41	$61.01
Second quarter	67.92	47.00
Third quarter	59.95	50.19
Fourth quarter	63.40	50.89
Year ended December 31, 2007:
First quarter	$59.55	$47.67
Second quarter	68.12	51.76
Third quarter	72.34	63.56
Fourth quarter	110.69	65.03
Year ending December 31, 2008:
First quarter	$106.96	$72.55
Second quarter	98.44	81.19
Third quarter	117.82	96.35
Fourth quarter (through November 25)	108.36	47.63

        On November 25, 2008, the last reported sale price of our common stock as reported on the NASDAQ Global Select Market was $54.13. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options.

Source and Amount of Consideration; Terms of New Options

  Consideration

        The Eligible Options were issued under our Equity Incentive Plan. Each New Option will be granted under our Equity Incentive Plan, which is our only active equity incentive compensation plan.

As of November 25, 2008, there were outstanding Eligible Options to purchase an aggregate of 2,092,294 shares of United Therapeutics' common stock with a weighted average exercise price of $78.49 per share, 1,367,281 of which were fully vested. Since this is a one-for-one exchange, if all Eligible Options were tendered in this exchange offer, we would issue New Options to purchase an aggregate of 2,092,294 shares of our common stock.

  Terms of New Options

        Each New Option will be exercisable for the same number of shares and will have substantially the same terms and conditions as the Eligible Option for which such New Option was exchanged, except as follows:

  •
  the exercise price per share for each New Option will be equal to the last reported sale price per share of United Therapeutics' common stock, as reported on the NASDAQ Global Select Market, on the Expiration Date;

  •
  each New Option corresponding to an Eligible Option that was vested and exercisable on or prior to the Expiration Date will not be vested, and will be subject to a new one-year vesting schedule, such that it will vest and become exercisable on the one-year anniversary of the New Option Grant Date. In contrast, each New Option corresponding to an Eligible Option that was unvested on the Expiration Date will continue to vest pursuant to the original terms of the Eligible Option for which it was exchanged; and

  •
  each New Option will be a nonqualified stock option for U.S. tax purposes, even if the Eligible Option for which it is exchanged was originally granted as an incentive stock option. Similar tax effects may occur in other countries in which Eligible Optionholders reside.

        In all other respects, New Options will be identical to Eligible Options for which they are exchanged, including their expiration date. For example, if an Eligible Option originally set to expire on December 31, 2010, is exchanged for a New Option pursuant to this exchange offer, then the corresponding New Option will also expire on December 31, 2010. If you participate in this exchange offer, any Eligible Options tendered by you that were incentive stock options, if accepted, will be exchanged for New Options that will be nonqualified stock options.

        The terms and conditions of your Eligible Options are set forth in the applicable stock option agreements, grant notice or similar document, and our Equity Incentive Plan.

        See the section entitled "—Material United States Tax Consequences" for more information. If you reside in a country other than the United States for tax purposes, please be sure to read the section entitled "—Material Non-U.S. Tax Consequences" and the relevant Schedule attached to this Offer to Exchange that discusses the tax consequences in your country of residence of participating in this exchange offer.

        NOTHING IN THIS OFFER TO EXCHANGE SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE, OFFICER, DIRECTOR OR SCIENTIFIC ADVISORY BOARD MEMBER OF UNITED THERAPEUTICS OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR THEREAFTER.

        IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE, OFFICER, DIRECTOR OR SCIENTIFIC ADVISORY BOARD MEMBER OF UNITED THERAPEUTICS OR ANY OF ITS SUBSIDIARIES FOR REASONS OTHER THAN DEATH OR DISABILITY BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

Information Concerning Us; Financial Information

  Information Concerning Us

        We are a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

        Our key therapeutic platforms are:

  •
  Prostacyclin Analogs, which are stable synthetic forms of prostacyclin, an important molecule produced by the body that has powerful effects on blood vessel health and function. Our lead prostacyclin analog is Remodulin®, a treprostinil-based compound for the treatment of cardiovascular disease. Remodulin (treprostinil sodium) Injection has been approved by the U.S. Food and Drug Administration, or the FDA, for the treatment of pulmonary arterial hypertension, or PAH, in patients with New York Heart Association, or NYHA, Class II-IV (moderate to severe) symptoms to diminish symptoms associated with exercise, and in other countries for similar use, and in most of Europe for the treatment of NYHA Class III patients with idiopathic or familial PAH. Our inhaled and oral formulations of treprostinil are in the later stages of development. We are also developing Beraprost-MR, another prostacyclin analog, for the treatment of cardiovascular disease;

  •
  Glycobiology Antiviral Agents, which are a novel class of small, sugar-like molecules that have shown pre-clinical indication of efficacy against a broad range of viruses, such as hepatitis C; and

  •
  Monoclonal Antibodies, which are antibodies that are being developed to treat cancer. This platform includes the 3F8 and 8H9 murine antibodies, which are being developed for the treatment of neuroblastoma and metastatic brain cancer, respectively.

        We devote most of our resources to developing products within these three therapeutic platforms. We also devote resources to the commercialization and further development of telemedicine products and services, principally for the detection of cardiac arrhythmias, which are abnormal heart rhythms.

        We derive substantially all of our revenues from sales of Remodulin. We also derive revenues from sales of telemedicine products and services. We field a sales and marketing organization that supports the commercial availability of Remodulin in the United States, Canada, Europe and other countries, aided by specialty pharmaceutical distributors.

        We were incorporated in Delaware in June 1996. Our principal executive offices are located at 1110 Spring Street, Silver Spring, MD 20910, and our telephone number at that address is (301) 608-9292. We maintain an Internet website at http://www.unither.com. We have not incorporated by reference into this Offer to Exchange the information on our website, and you should not consider it to be a part of this Offer to Purchase.

  Financial Information

        The following summary consolidated financial data as of December 31, 2006 and 2007, and for the years ended December 31, 2005, 2006 and 2007, are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. The following summary consolidated financial data as of September 30, 2008, and for the three- and nine-month periods ended September 30, 2007 and 2008, are derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2008. You should not assume that the results below indicate results that we will achieve in the future or that our results for the three or nine months ended September 30, 2008 are indicative of our results for the remainder of 2008. This information is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information incorporated by reference in this Offer to Exchange and on file with the SEC. For more details on how you can obtain our reports filed with the SEC and incorporated by reference into this Offer to Exchange, see the section entitled "—Additional Information."

	Year ended December 31,			Nine months ended September 30,		Three months ended September 30,
Consolidated statement of operations data:	2005	2006	2007	2007	2008	2007	2008
	(in thousands, except per share data)
Revenues:
Net product sales	$110,412	$153,448	$201,348	$144,449	$196,799	$56,661	$72,149
Service sales	5,241	6,184	7,435	5,263	6,944	1,718	2,324
License and distributor fees	262	—	2,160	1,333	1,892	666	559

Total revenue	115,915	159,632	210,943	151,045	205,635	59,045	75,032

Operating expenses:
Research and development	36,052	57,570	83,352	65,642	59,430	19,559	19,213
Selling, general and administrative	24,655	56,052	99,027	54,801	72,442	19,163	30,018
Cost of product sales	10,242	14,973	19,919	14,174	19,689	5,568	6,950
Cost of service sales	2,073	2,055	2,342	1,730	2,270	598	791

Total operating expenses	73,022	130,650	204,640	136,347	153,831	44,888	56,972

Income from operations	42,893	28,982	6,303	14,698	51,804	14,157	18,060
Other income (expense):
Interest income	5,359	10,700	13,602	9,663	8,723	3,681	2,311
Interest expense	(29)	(482)	(2,175)	(2,141)	—	(717)	—
Equity loss in affiliate	(754)	(491)	(321)	(265)	(155)	(72)	1
Other, net	53	1,199	(826)	(254)	32	(34)	(493)

Total other income, net	4,629	10,926	10,280	7,003	8,600	2,858	1,819

Income before income tax	47,522	39,908	16,583	21,701	60,404	17,015	19,879

Income tax benefit (expense)	17,494	34,057	3,276	(3,828)	(22,048)	(2,167)	(7,256)

Net income	$65,016	$73,965	$19,859	$17,873	$38,356	$14,848	$12,623

Net income per common share:
Basic	$2.85	$3.21	$0.94	$0.85	$1.70	$0.70	$0.55
Diluted	$2.58	$3.06	$0.88	$0.80	$1.55	$0.66	$0.50
Weighted average number of common shares outstanding:
Basic	22,825	23,010	21,224	21,075	22,624	21,087	22,934
Diluted	25,206	24,138	22,451	22,380	24,707	22,443	25,482

Balance sheet data:	As of December 31, 2006		As of December 31, 2007		As of September 30, 2008
	(in thousands)
Cash, cash equivalents and marketable investments	$264,163	(1)	$299,792	(1)	$341,861	(1)
Working capital	258,124		79,701		2,796
Total assets	476,971		587,018		766,680
Total liabilities	272,365		280,346		337,212
Retained earnings (accumulated deficit)	(41,360)		(21,501)		16,855
Total stockholders' equity	204,606		295,790		418,586

(1)
Excludes restricted cash and marketable investments of $45,353, $44,195 and $38,988 at September 30, 2008, December 31, 2007 and December 31, 2006, respectively.

	Year ended December 31,			Nine months ended September 30,
Cash Flow Data:	2005	2006	2007	2007	2008
	(in thousands)
Net cash provided by operating activities	$43,166	$49,388	$49,083	$60,644	$81,380

  Book Value

        The book value per share was $18.53 of September 30, 2008.

  Ratio of Earnings to Fixed Charges

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated (in thousands, except ratios), and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended September 30, 2008.

			Years Ended December 31,
	Nine Months Ended September 30, 2008
(in thousands, except ratio)			2003	2004		2005		2006		2007
Earnings (losses) from continuing operations before fixed charges	$38,356		$(11,526)	$13,209		$42,893		$28,928		$19,589

Fixed charges
Interest expenses, net of capitalized interest	$—		$112	$3		$29		$482		$2,175
Capitalized interest	2,132		—	—		—		—		689
Portion of rentals representative of interest factor	891		—	—		—		1,172		1,885

Total fixed charges	3,023		112	3		29		1,654		4,749

Ratio of earnings to fixed charges	12.69	x	—	4,403.00	x	1,479.07	x	17.49	x	4.18	x

Excess fixed charges over earnings	$—		$11,638	$—		$—		$—		$—

        For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixes charges and preferred stock dividends are identical to the ratios presented in the table above.

        For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, our Quarterly Report on Form 10-Q for the period ended September 30, 2008 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See the section entitled "—Additional Information" for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

        The following table sets forth certain information as of November 25, 2008 regarding the Eligible Options held by each of our directors and by our Named Executive Officers (which includes our Chief Executive Officer, our Chief Financial Officer, our President and Chief Operating Officer, and our Executive Vice President, Strategic Planning and General Counsel). Except as otherwise indicated, the address and telephone number of each of the persons set forth below is c/o United Therapeutics Corporation, 1110 Spring Street, Silver Spring, Maryland 20910, telephone number: (301) 608-9292.

Name and Position of Named Executive Officers and Directors	Aggregate Number of Eligible Options	Percentage of all Eligible Options That Can Be Exchanged(1)
Martine Rothblatt, Ph.D., J.D., M.B.A., Chief Executive Officer and Chairman of the Board of Directors	909,434	43.5%
Roger Jeffs, Ph.D., President and Chief Operating Officer	167,125	8.0%
Paul Mahon, J.D., Executive Vice President, Strategic Planning and General Counsel	144,475	6.9%
John Ferrari, Chief Financial Officer and Treasurer	34,853	1.7%
Christopher Causey, M.B.A., Director	15,000	*
Raymond Dwek, F.R.S., Director	15,000	*
R. Paul Gray, Director	15,000	*
Ray Kurzweil, Director	15,000	*
Christopher Patusky, J.D., M.G.A., Director	15,000	*
Louis Sullivan, M.D., Director	15,000	*
All directors and executive officers as a group (10 persons)	1,345,887	64.3%

*
Less than 1%

(1)
The percentage of Eligible Options beneficially owned is based on 2,092,294 Eligible Options outstanding as of November 25, 2008.

        Dr. Rothblatt exercised options to purchase 5,000 shares of our common stock on each of October 9, October 23 and November 13, 2008. Each of these stock options had an exercise price of $69.12 per share, and the resulting shares of common stock were sold by Dr. Rothblatt under her Rule 10b5-1 trading plan. Except as described above, neither we nor, to the best of our knowledge, any member of our Board of Directors or any of our named executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days.

        Our officers and directors have advised us that they intend to surrender all of their Eligible Options in this exchange offer but they, like all Eligible Optionholders, may choose not to do so after further consideration.

        Except as otherwise described in this Offer to Exchange or in our filings with the SEC, including our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 7, 2008 (as amended), our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended September 30, 2008, neither we nor, to our knowledge, any of our named executive officers, members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

        Eligible Options that we accept for exchange pursuant to this exchange offer will be cancelled on the Cancellation Date and the shares of common stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options.

        We account for share-based compensation awards pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the measurement and recognition of compensation expense for share-based payment awards based on their estimated fair values. We estimate the fair value of our stock options on the date of grant using the Black-Scholes-Merton valuation model. Related estimates of fair value using the Black-Scholes-Merton valuation model are affected by the price of our stock and require the input of highly subjective assumptions. These assumptions include the expected volatility of our stock price, the expected term of option awards, the expected forfeiture rate, risk free interest rate and expected dividends. The expected volatility of our stock price is based on the historical volatility of our common stock during the period immediately preceding a stock-option award grant that is equal to the award's expected term. The expected term is determined in accordance with the simplified method set forth in the SEC's Staff Accounting Bulletins Nos. 107 and 110. The expected forfeiture rate is derived from historical forfeiture experience for similar classes of employees. Risk free interest rates are consistent with yields available on U.S. Treasury notes with terms equal to the expected terms of stock-option awards. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero. Changes in these assumptions for estimating share-based compensation can materially affect the fair value of stock-option awards and related compensation expense and could materially affect our operating results and earnings per share.

        In addition, we also recognize share-based compensation expense for options issued to non-employees. These options generally vest over a period of up to one year and expire ten years from the date of grant. We estimate the fair value of non-employee options using the Black-Scholes-Merton valuation model and recognize related compensation expense over the performance period which is typically one year.

        Under SFAS 123(R), the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award and is treated as an exchange of the original award for a new award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date. As a result, we expect to incur non-cash compensation expense for all Eligible Options that are exchanged for New Options. The compensation charge will be recorded over the vesting period of the New Options.

        The amount of incremental share-based compensation expense to be recognized will depend on a number of factors, including:

  •
  the exercise price per share of the New Options issued in the exchange offer;

  •
  the level of participation by holders of Eligible Options in the exchange offer; and

  •
  the exercise price per share of Eligible Options cancelled in the exchange offer.

        Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that will result from the exchange offer.

Legal Matters; Regulatory Approvals

        We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this exchange offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such governmental approval. Our obligation under the exchange offer to accept tendered options and to grant New Options is subject to the conditions described in the section entitled "—Conditions of This Exchange Offer."

Material United States Tax Consequences

        The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer. This discussion is based on the U.S. Internal Revenue Code (referred to in this Offer to Exchange as the "Code"), its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders, including state and local taxes. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this exchange offer, the information contained in this discussion may not be applicable to you.

  Stock Option Taxation

        The exchange of the Eligible Options for the New Options will not be a taxable event. The tax treatment of the New Options may be different from the Eligible Options depending upon whether or not the Eligible Options qualify as "incentive stock options" within the meaning of Section 422 of the Code.

        Each New Option will be a nonqualified stock option for U.S. tax purposes, even if the Eligible Option for which it is exchanged was originally granted as an incentive stock option. As a result, if you participate in the exchange offer, any Eligible Options tendered by you that were incentive stock options, if accepted, will be exchanged for New Options that will be nonqualified stock options.

        The grant of a nonqualified stock option in exchange for an Eligible Option will not result in taxable income to the Eligible Optionholder. The Eligible Optionholder will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by the Eligible Optionholder upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise. United Therapeutics will be allowed a corresponding federal income tax deduction for the amount recognized as income by the Eligible Optionholder at the time of exercise, subject to any deduction limitation under Section 162(m) of the Code as discussed below.

        If the Eligible Option is an incentive stock option, then the exercise of the Eligible Option generally will not result in taxable income to the Eligible Optionholder. However, for purposes of the alternative minimum tax, the excess of the fair market value of the shares acquired over the exercise price upon exercise of an incentive stock option is treated as an item of tax preference. Accordingly, the exercise of an incentive stock option may result in an alternative minimum tax liability. The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of the shares acquired upon the exercise of an incentive stock option within the earlier of two years after the date of grant or one year after the date of exercise (a disqualifying disposition), the holder will generally recognize ordinary income, in the amount of the excess of the fair market value of the shares on the date the stock option was exercised over the option exercise price. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the stock option will generally be capital gain.

        Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time as the Eligible Optionholder recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code as discussed below.

  Section 162(m)

        Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than the chief financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for "performance-based compensation." Except to the extent that more than 500,000 New Options are issued to an executive officer subject to Section 162(m), the New Options when granted should qualify as performance based compensation and should be deductible under Section 162(m).

  Section 280G

        Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

  Tax Advice

        The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options. An Eligible Optionholder may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. We strongly recommend that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.

  Tax Withholding

        We will have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a New Option and/or an Eligible Option.

        WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Material Non-U.S. Tax Consequences

        A general summary of the tax consequences of participating in this exchange offer for non-U.S. optionholders, which may differ from and be more adverse than the tax consequences to a U.S. taxpayer or resident, is included on Schedules A—C. These summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you live and/or work in one country, but you are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

        Tax matters are very complicated, and the tax consequences to you of the exchange of options under this Exchange Offer will depend on the facts of your particular situation. WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR BEFORE DECIDING TO PARTICIPATE IN THE OFFER.

Extension of Exchange Offer; Termination; Amendment

        We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m., New York City time on the next business day following the previously scheduled Expiration Date. For purposes of this exchange offer, a "business day" means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Before 5:00 p.m., New York City time, on the Expiration Date, we may terminate the exchange offer if any of the conditions specified in the section entitled "—Conditions of This Exchange Offer" occurs. In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Optionholder as if no tender had occurred. We will provide oral, written or electronic notice of any such termination to all Eligible Optionholders holding Eligible Options.

        If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

        In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

  •
  we increase or decrease the amount of consideration offered for the Eligible Options; or

  •
  we increase or decrease the number of Eligible Options that may be tendered in the exchange offer.

Fees and Expenses

        We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mail, fax and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Additional Information

        With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials that we have filed with the SEC (other than information in a report on Form 8-K that is "furnished" and not "filed" pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before making a decision on whether or not to tender your Eligible Options, including the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Expiration Date:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the SEC on February 29, 2008 (including the portions of our proxy statement for our 2008 annual meeting of stockholders incorporated by reference therein);

  •
  our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 7, 2008 (as amended);

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008, which we filed with the SEC on May 1, 2008, July 31, 2008 and October 30, 2008, respectively;

  •
  the Current Reports on Form 8-K that we filed with the SEC on February 22, 2008 (as amended on March 7, 2008), February 29, 2008, March 7, 2008, April 4, 2008, May 1, 2008 (reporting events pursuant to Item 8.01 of Form 8-K), June 6, 2008, June 30, 2008, July 3, 2008, August 8, 2008, November 17, 2008 and November 21, 2008;

  •
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 8, 1999; and

  •
  the description of our preferred stock purchase rights (which trade with our common stock) contained in our registration statement on Form 8-A filed with the SEC on January 2, 2001, as amended by Amendment No. 1 thereto filed with the SEC on July 3, 2008.

        These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

        You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our website address is www.unither.com. Information contained on our website is not part of this exchange offer.

        We will also provide without charge to each Eligible Optionholder, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be sent by hand delivery, interoffice mail, mail or courier service to United

Therapeutics Corporation, Attn: Alyssa Friedrich, 1110 Spring Street, Silver Spring, Maryland 20910, by facsimile to Alyssa Friedrich at (301) 608-2643, or by phone or e-mail to any of the following:

  Alyssa Friedrich at (240) 821-1730 or afriedrich@unither.com
  Jami Etter at (240) 821-1728 or jetter@unither.com
  Danielle Tilford at (240) 821-1791 or dtilford@unither.com
  Claire Moore at (321) 676-0010, ext. 1040 or cmoore@unither.com
  Holly Aimone at (919) 485-8350, ext. 1215 or haimone @unither.com
  Gill Salmon +44 1483 207780, ext. 1215 or gsalmon@unither.com

        The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Miscellaneous

        We are not aware of any jurisdiction where the making of this exchange offer violates applicable law. If we become aware of any jurisdiction where the making of this exchange offer violates applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

        This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as supplemented by our Quarterly Report on Form 10-Q for the period ended September 30, 2008 (although we note that forward-looking statements made in connection with this exchange offer are not subject to the safe harbors created under the Exchange Act), that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

        We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as supplemented by our Quarterly Report on Form 10-Q for the period ended September 30, 2008, before you decide whether to participate in this exchange offer.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

United Therapeutics Corporation
November 26, 2008

SCHEDULE A:

A GUIDE TO TAX ISSUES IN FRANCE

        The following is a summary of the material tax consequences of the cancellation of Eligible Options in exchange for the grant of New Options for individuals subject to tax in France. This summary is based on the law in effect in France as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired at exercise of the New Options.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

        This summary also includes other country specific requirements that may affect your participation in the option exchange program.

        You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

        You will not be subject to tax as a result of the exchange of an Eligible Option for a New Option. Please note that your New Option will be granted as a non-qualified option for French tax purposes, even if your Eligible Options may have qualified as French-qualified options.

Grant of New Option

        You will not be subject to tax when the New Option is granted to you.

Exercise of New Option

        When you exercise your New Option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. This amount will be characterized as salary income and taxed at your progressive tax rate. Social security contributions will also be due on this amount.

Wealth Tax

        Shares acquired upon exercise of your New Option are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain threshold for the calendar year (€770,000 for 2008, €790,000 for 2009), as valued on January 1.

Sale of Shares

        If you hold shares after exercise, you will be subject to capital gains tax when you subsequently sell the shares if the total proceeds from the sale of shares in the calendar year for you and your household exceed €25,000 (2008) or €25,730 (2009). The capital gain is equal to the difference between the sales price of the shares and fair market value of the shares on the date of exercise.

        If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. A capital loss can be offset against capital gains realized from the sale of

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securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

Withholding and Reporting

        Your employer is not required to withhold income tax when you exercise the New Option, provided you are a French tax resident. However, because the taxable amount at exercise will be considered salary income, your employer is required to report this amount on its annual declaration of salaries filed with the tax and labor authorities and on your monthly pay slip. In addition, your employer will withhold all applicable social security contributions from your cash compensation at the time you exercise the New Option. You are responsible for paying all income tax (and related contributions) due as a result of your exercise of the New Option and the sale of the underlying shares and reporting this amount on your personal income tax return. In addition, you must declare all foreign accounts (including any accounts that were opened or closed during the tax year) on your annual income tax return.

Exchange Control Information

        You must declare to the customs and excise authorities any cash or securities you transfer to or from outside the European Union without the use of a financial institution if the value of the cash or securities is equal to or exceeds a certain amount (currently €10,000).

Terms of New Option

        Your New Option will be granted under our Equity Incentive Plan as described in the Offer to Exchange.

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SCHEDULE B:

A GUIDE TO TAX ISSUES IN GERMANY

        The following is a summary of the material tax consequences of the cancellation of Eligible Options in exchange for the grant of New Options for individuals subject to tax in Germany. This summary is based on the law in effect in Germany as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired at exercise of the New Options.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

        This summary also includes other country specific requirements that may affect your participation in the option exchange program.

        You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

        You likely will not be subject to tax as a result of the exchange of an Eligible Option for a New Option.

Grant of New Option

        You will not be subject to tax when the New Option is granted to you.

Exercise of New Option

        When you exercise your New Option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the option price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.

        Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the spread per calendar year the lesser of (1) €135 (according to a draft tax act, beginning April 1, 2009 €360) and (2) 50% of the value of the shares acquired at exercise because this income results from the purchase of stock in your employer's parent company. You should consult with your personal tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

        You will not be subject to tax when you subsequently sell shares acquired at exercise of the New Option, provided you have owned the shares for at least 12 months, do not own 1% or more of United Therapeutics' stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since the shares will be purchased as an employee).

        If you are subject to tax upon sale, you will be subject to tax on one-half of the gain (i.e., the sale price less the fair market value of the shares at exercise) less one-half of the sales related expenses. The gain will be subject to tax at your personal income tax rate. Furthermore, you will only be subject to tax if your total capital gain exceeds €600 in the relevant tax year. If this threshold is exceeded, you

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will be taxed on the full gain (and not only the gain in excess of €600). Solidarity surcharge and church tax, if applicable, will be levied on the amount of income tax paid on the gain.

        For shares acquired on or after January 1, 2009, regardless of how long you have held the shares before sale, the gain realized at sale will be subject to tax at a flat rate of 25% (plus a 5.5% solidarity surcharge and church tax, if applicable, on the amount of flat tax paid), provided you do not own 1% or more of United Therapeutics' stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets.

Withholding and Reporting

        Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the New Option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

        Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of United Therapeutics shares, the bank will provide you with the required form. In addition, you must report any receivables or payables or monetary claims against a person or entity outside Germany exceeding an amount of €5,000,000 on a monthly basis.

Terms of New Option

        Your New Option will be granted under our Equity Incentive Plan as described in the Offer to Exchange.

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SCHEDULE C:

A GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

        The following is a summary of the material tax consequences of the cancellation of Eligible Options in exchange for the grant of New Options for individuals subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options or you sell shares acquired at exercise of the New Options.

        If you are a citizen or resident of another country for local law purposes, or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you.

        This summary also includes other country specific requirements that may affect your participation in the option exchange program.

        You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

        You will not be subject to income tax or National Insurance Contributions ("NICs") as a result of the exchange of an Eligible Option for the grant of a New Option.

Grant of New Option

        You will not be subject to income tax or NICs when the New Option is granted to you.

Exercise of New Option

        You will be subject to income tax when you exercise your New Option. Income tax will be charged on the difference (or spread) between the fair market value of the shares on the date of exercise and the option price.

        You will also be required to pay employees' NICs on the spread at exercise at a rate of 11% to the extent you have not exceeded the upper earnings limit. For the tax year 6 April 2008 to 5 April 2009, the upper earning limit is £770 per week. To the extent you have exceeded the upper earnings limit, you will be subject to employees' NICs on the spread at a rate of 1% without limit.

        In addition, the New Option will be granted conditioned upon you agreeing to meet any liability for employer's NICs, which also become due on the exercise of your options. To accomplish the foregoing, you will be asked to execute a joint election form. You may not exercise your options unless you execute and return the joint election form to your employer. For the tax year 2008 - 2009, the employer NICs are charged at a rate of 12.8% on the spread against your income tax liability due with respect to the exercise of your options.

        Note that your Eligible Option may not have been subject to you agreeing to meet the liability for employer's NICs. In this case, you may have a higher tax liability for the New Option. Please check the terms of your Eligible Option to determine whether it is subject to employer's NICs and consult with your tax advisor to determine whether it makes sense for you to exchange your Eligible Option for a New Option.

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        Your employer will calculate the income tax and employee and employer NICs due when you exercise your New Option and will account for these amounts to Her Majesty's Revenue and Customs ("HMRC") through the Pay As You Earn ("PAYE") system. Your employer will inform you of how it intends to recoup the income tax that it pays on your behalf. If you fail to pay to your employer the income tax due within 90 days of the date of exercise of your New Option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This will give rise to a further income tax and NIC charge.

Sale of Shares

        When you sell the shares acquired at exercise of the New Option, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £9,600). Furthermore, if you acquire other shares in United Therapeutics, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

        Your employer is required to withhold income tax and employees' and employer's NICs, as described above. On your employer's annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the New Option, the exercise of the New Option, other related income and any tax withheld. You are responsible for reporting the exercise of the New Option and for reporting and paying any tax resulting from the sale of shares.

Terms of New Option

        Your New Option will be granted under our Equity Incentive Plan as described in the Offer to Exchange.

        As mentioned above, the New Option will be granted conditioned upon you agreeing to meet any liability for employer's NICs and signing a joint election form to accomplish the transfer of the employer's NICs to you.

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  Exhibit (a)(1)(A)